Exhibit 99.1
May 13, 2009
Dear Shareholder:
The Board of Directors of Liberty Global, Inc. (“LGI”) has authorized an option and stock appreciation rights (“SARs”) exchange offer for certain outstanding LGI equity awards granted under LGI’s 2005 Incentive Plan that are significantly underwater. We believe this exchange offer appropriately balances the importance of incenting and retaining our employees and the desire to minimize dilution to our shareholders, with the ultimate objective to drive shareholder value.
Key facets of the exchange offer include the following:
•	The offer will only be made to current employees who are not participants in the LGI Senior Executive Performance Incentive Plan. Accordingly our directors and most of our senior executives will not be eligible to participate.

•	Current employees will have the opportunity to exchange eligible awards for the grant of new SARs on a 2-for-1 basis (e.g., exchange 2 options or SARs for 1 new SAR), which represents an approximate value-for-value exchange at current market prices and would result in a smaller number of awards outstanding after the exchange offer.

•	New SARs will have a lower base price and a new vesting period of approximately four years.

•	We estimate that approximately 14% of our total options and SARs outstanding as of May 11, 2009 will be eligible to participate in the exchange offer. The eligible awards, which were granted in 2007 and 2008, have exercise or base prices in excess of the 52-week high closing market prices for our stock as of the expiration date of the exchange offer.
Overall, equity grants are an important retention tool and the means by which we incentivize our employees to actively participate in the growth of LGI. By offering employees the opportunity to participate in the exchange offer, we believe that these incentive awards will be important tools to help motivate and retain our employees, continue to align their interests with those of our shareholders, and ultimately achieve greater shareholder value.
This letter summarizes only the most basic terms of the exchange offer. Please see the materials that LGI has filed with the SEC for additional details.
Your continued support is greatly appreciated.
Sincerely,
Christopher Noyes
VP, Investor Relations and Business Analysis